                      SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549



                                   FORM 8-K/A
                                AMENDMENT NO. 2
                                       TO
                                 CURRENT REPORT

                        Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



      Date of Report (date of earliest event reported): December 31, 1999



                          TRANSOCEAN SEDCO FOREX INC.
             (Exact name of registrant as specified in its charter)

        CAYMAN ISLANDS                   1-7746                  N/A

(State or other jurisdiction of      Commission File       (I.R.S. Employer
 incorporation or organization)          Number)         Identification   No.)



                                4 GREENWAY PLAZA
                              HOUSTON, TEXAS 77046
             (Address of principal executive offices and zip code)

       Registrant's telephone number, including area code: (713) 232-7500

                                EXPLANATORY NOTE

     The registrant hereby amends its Current Report on Form 8-K dated
December 31, 1999 (as amended by its Current Report on Form 8-K/A filed with the Securities and Exchange Commission on March 10, 2000) to (i) correct the number of shares of the registrant that were issued in the merger of Transocean Offshore Inc. and Sedco Forex Holdings Limited, as reported in the third paragraph under Item 2, and (ii) make related corrections to the pro forma earnings per share and shares outstanding.

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

  On December 31, 1999 at 1:00 a.m. Houston time (the "Effective Time"), Transocean Offshore Inc. ("Transocean") completed its merger with Sedco Forex Holdings Limited ("Sedco Forex"), the former offshore contract drilling service business of Schlumberger Limited ("Schlumberger"), following the spin-off of Sedco Forex to Schlumberger stockholders on December 30, 1999. Under the terms of the Agreement and Plan of Merger dated as of July 12, 1999 among Schlumberger, Sedco Forex, Transocean and Transocean SF Limited, a wholly owned Transocean subsidiary, Transocean SF Limited merged with and into Sedco Forex, and Schlumberger stockholders exchanged all of the Sedco Forex shares distributed by Schlumberger in the Sedco Forex spin-off for ordinary shares of Transocean. At an Extraordinary General Meeting of Shareholders held on December 10, 1999, Transocean shareholders approved, among other things, the issuance of the Transocean ordinary shares required to consummate the merger with Sedco Forex. Effective upon the merger, Transocean changed its name to "Transocean Sedco Forex Inc."

  At the Effective Time of the merger, Sedco Forex owned, had an ownership interest in or operated 40 mobile offshore drilling rigs. Sedco Forex's fleet consisted of three fourth-generation semisubmersibles, twenty second- and third-generation semisubmersibles, one first-generation semisubmersible, two drillships, ten jackup rigs and four tenders, as well as one multi-purpose service jackup rig, six swamp barges and two land drilling rigs. Sedco Forex also had under construction three Sedco Express-class semisubmersibles and one independent-leg cantilevered jackup rig. Sedco Forex contracted these drilling rigs, related equipment and work crews primarily on a dayrate basis to drill oil and gas wells. Transocean Sedco Forex intends to continue to use Sedco Forex's assets in substantially the same manner in its worldwide offshore contract drilling business.

  Pursuant to the terms of the merger agreement, Schlumberger stockholders received 0.1936 ordinary shares of Transocean for each share of capital stock of Sedco Forex distributed in the spin-off of Sedco Forex (the "Merger Ratio"). On December 30, 1999, the closing price on the New York Stock Exchange of Transocean ordinary shares was $32 15/16 per share. Transocean issued 109,564,268 ordinary shares to Schlumberger stockholders in the merger, of which 145,102 were sold on the market for cash paid in lieu of fractional shares. The Merger Ratio was determined through arm's-length negotiations. Prior to the merger, (i) Transocean received the written opinion from its independent financial advisors that, as of the date of such opinion, the Merger Ratio was fair to Transocean and its shareholders from a financial point of view, and (ii) Schlumberger received the written opinion of its independent financial advisors that, as of the date of such opinion, the Merger Ratio was fair to Schlumberger's stockholders from a financial point of view, as if they were current holders of the shares of Sedco Forex capital stock. Transocean accounted for the merger using the purchase method, with Sedco Forex treated as the acquiror for accounting purposes.

  On December 31, 1999 following the Effective Time, Sedco Forex repaid indebtedness to Schlumberger in the aggregate amount of $303.6 million with the proceeds of an intercompany loan from Transocean to Sedco Forex. Transocean borrowed the amount it required to fund this advance under a $400 million term loan facility with a group of financial institutions led by SunTrust Bank, Atlanta.

  Upon completion of the merger, Jean P. Cahuzac, formerly President of Sedco Forex, was appointed Executive Vice President and President, Europe, Middle East and Africa of Transocean Sedco Forex. David Mullen, formerly Director of Personnel for Geco Prakla, a unit of Schlumberger, was appointed Vice President, Human Resources of Transocean Sedco Forex. Ricardo Rosa, formerly the Controller of Sedco Forex, was appointed Vice President and Controller of Transocean Sedco Forex. In addition, Victor E. Grijalva, who is currently Vice Chairman of Schlumberger, and Arthur Lindenauer, who is currently a Senior Advisor of Schlumberger and President of Schlumberger Technology Corporation, were elected to the Transocean Sedco Forex Board of Directors. Under the merger agreement, Transocean agreed to use its reasonable best efforts to maintain a 50 percent allocation of directorships of Transocean Sedco Forex for Schlumberger designees and to maintain the initial appointments thereunder for a period of three years following the merger. Pursuant to the merger agreement, Mr. Grijalva was appointed Chairman of the Board of Transocean Sedco Forex and entered into a consulting agreement with Transocean Sedco Forex.

  A copy of Transocean's press release dated December 31, 1999 announcing the merger closing described above is incorporated by this reference in this report.

  The statements included or incorporated by reference in this Current Report on Form 8-K/A that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements that Transocean Sedco Forex "intends" a particular course of conduct or similar expressions are intended to identify forward-looking statements. Forward-looking statements in this Current Report on Form 8-K/A include, but are not limited to, statements involving the integration of Transocean and Sedco Forex. Such statements are subject to numerous risks, uncertainties and assumptions, including but not limited to, uncertainties relating to the level of activity in offshore oil and gas exploration and development, exploration success by producers, oil and gas prices, demand for oil and gas, competition and market conditions in the contract drilling industry, Transocean Sedco Forex's ability to successfully integrate the operations of Transocean and Sedco Forex, delays or cost overruns on construction projects and possible cancellation of drilling contracts as a result of delays, work stoppages by shipyard workers where our newbuilds are being constructed, our ability to enter into and the terms of future contracts, the availability of qualified personnel, labor relations and the outcome of negotiations with unions representing workers, operating hazards, political and other uncertainties inherent in non-U.S. operations (including exchange and currency fluctuations), the impact of governmental laws and regulations, the adequacy of sources of liquidity, the effect of litigation and contingencies and other factors discussed in Transocean Sedco Forex's other filings with the Securities and Exchange Commission (the "SEC"), which are available free of charge on the SEC's website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of its date and Transocean Sedco Forex undertakes no obligation to publicly update or revise any forward-looking statements.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(a)  Financial Statements.


  The audited financial statements required by this Item 7(a) were previously reported by the registrant in the registrant's Current Report on Form 8-K filed November 9, 1999.

  The condensed combined financial statements of Sedco Forex Holdings Limited included herein have been prepared, without audit, pursuant to the rules and regulations of the SEC. Certain information and notes normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the audited combined financial statements and the notes thereto included within Exhibit 20.1 to the registrant's Current Report on Form 8-K filed November 9, 1999.

                          SEDCO FOREX HOLDINGS LIMITED
                  CONDENSED COMBINED STATEMENTS OF OPERATIONS
                                  (Unaudited)

Nine Months Ended September 30,               1999        1998
----------------------------------------   ----------   ---------
(In thousands, except per share data)
Revenue
 Operating                                  $516,840     $824,481
 Interest and other income                     8,512        5,019
                                            --------     --------
                                             525,352      829,500
                                            --------     --------

Expenses
 Cost of services                            425,805      503,884
 Research and engineering                      9,026        8,731
 General and administrative                   12,493       19,126
 Interest expense, net                         9,849       12,278
                                            --------     --------
                                             457,173      544,019
                                            --------     --------

Income Before Taxes                           68,179      285,481

Income Taxes                                  (2,319)      35,017
                                            --------     --------

Net Income                                  $ 70,498     $250,464
                                            ========     ========

Pro Forma Earnings Per Share
 Basic                                         $0.64        $2.29
                                            ========     ========
 Diluted                                       $0.64        $2.28
                                            ========     ========

Pro Forma Shares Outstanding
 Basic                                       109,564      109,564
                                            --------     --------
 Diluted                                     109,636      109,636
                                            --------     --------

                 See Notes to the Sedco Forex Holdings Limited
                    Condensed Combined Financial Statements.

                          SEDCO FOREX HOLDINGS LIMITED
                        CONDENSED COMBINED BALANCE SHEET
                                  (Unaudited)

                                                                 September 30,
                                                                     1999
                                                                 -------------
(In thousands)

ASSETS
Cash and short-term investments                                     $   25,560
Receivables, less allowance for doubtful accounts of $6,359            159,714
Receivables from related parties                                        83,710
Materials and supplies                                                  42,049
Other current assets                                                    26,284
                                                                    ----------
 Total Current Assets                                                  337,317
                                                                    ----------

Fixed assets                                                         2,347,953
Less accumulated depreciation                                        1,121,158
                                                                    ----------
 Property and Equipment, net                                         1,226,795
                                                                    ----------

Deferred taxes on income                                                34,395
Equity in joint ventures and other                                      25,621
                                                                    ----------
 Total Assets                                                       $1,624,128
                                                                    ==========

LIABILITIES AND EQUITY
Bank overdrafts                                                     $    5,353
Accounts payable and accrued liabilities                               198,102
Payables to related parties                                             66,018
Estimated liability for income taxes                                    25,358
Current portion of long-term debt                                       16,285
Deferred gain on sale of rigs                                           26,167
                                                                    ----------
 Total Current Liabilities                                             337,283
                                                                    ----------

Long-term debt                                                          72,903
Related party debt                                                     495,741
Deferred gain on sale of rigs                                           76,321
Other long-term liabilities                                             22,003
                                                                    ----------
 Total Liabilities                                                   1,004,251
                                                                    ----------

Equity                                                                 619,877
                                                                    ----------
 Total Liabilities and Equity                                       $1,624,128
                                                                    ==========

                 See Notes to the Sedco Forex Holdings Limited
                    Condensed Combined Financial Statements.

                          SEDCO FOREX HOLDINGS LIMITED
                  CONDENSED COMBINED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

Nine Months Ended September 30,                                1999         1998
-------------------------------------------------------     ----------   ----------
(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                 $  70,498    $ 250,464
 Adjustments to reconcile net income to
  net cash provided by operating activities
   Depreciation                                                96,908       93,218
   Amortization of deferred gain on sale of rigs              (19,642)     (19,634)
   1999 and 1998 charges                                       30,049       23,350
   Deferred income taxes                                      (16,457)      (5,105)
   Equity in earnings of joint ventures                        (3,719)      (2,515)
   Other, net                                                     300        7,650
   Changes in operating assets and liabilities
    Accounts receivable                                        74,467      (67,869)
    Receivables from related parties                            1,968       11,390
    Accounts payable and accrued liabilities                  (12,575)      13,900
    Income taxes receivable/payable, net                      (15,700)      16,098
    Other assets and liabilities, net                         (14,922)     (22,192)
                                                            ---------    ---------
Net Cash Provided by Operating Activities                     191,175      298,755
                                                            ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES
 Capital expenditures                                        (412,096)    (270,334)
 Other, net                                                     7,711        3,215
                                                            ---------    ---------
Net Cash Used in Investing Activities                        (404,385)    (267,119)
                                                            ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES
 Advances and other to related parties, net                   (15,003)     (27,718)
 Payments of principal of long-term debt                      (11,410)     (48,401)
 Proceeds from issuance of related party debt                 166,589            -
 Payments of principal of related party debt                  (78,250)     (16,423)
 Other, net                                                     2,363       (1,691)
                                                            ---------    ---------
Net Cash Provided by (Used in) Financing Activities            64,289      (94,233)
                                                            ---------    ---------

Net Decrease in Cash and Short-Term Investments              (148,921)     (62,597)
                                                            ---------    ---------

Cash and Short-Term Investments at Beginning of Period        174,481       95,117
                                                            ---------    ---------

Cash and Short-Term Investments at End of Period            $  25,560    $  32,520
                                                            =========    =========

                 See Notes to the Sedco Forex Holdings Limited
                    Condensed Combined Financial Statements.

                          SEDCO FOREX HOLDINGS LIMITED
                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (Unaudited)

NOTE 1 - PRINCIPLES OF COMBINATION AND MERGER

 Principles of Combination

  The accompanying combined Sedco Forex Holdings Limited financial statements include the offshore contract drilling service business of Schlumberger Limited and its subsidiaries ("Schlumberger"), which is comprised of certain businesses, operations, assets and liabilities of Sedco Forex Holdings Limited, its subsidiaries and Schlumberger, in accordance with a distribution agreement described below (collectively referred to as "Sedco Forex"). Although Sedco Forex was not a separate public company, the accompanying combined financial statements are presented as if Sedco Forex had existed as an entity separate from its parent, Schlumberger. The combined financial statements include the historical assets, liabilities, revenues and expenses that were directly related to the offshore contract drilling service business of Schlumberger during the periods presented and have been prepared using Schlumberger's historical basis in the assets and liabilities and the historical results of operations of Sedco Forex.

  Certain amounts of Schlumberger's corporate expenses, including centralized research and engineering, legal, accounting, employee benefits, real estate, insurance, information technology services, treasury and other corporate and infrastructure costs, although not directly attributable to Sedco Forex's operations, were allocated to Sedco Forex on bases that Schlumberger and Sedco Forex considered to be a reasonable reflection of the utilization of services provided or the benefit received by Sedco Forex (see Note 3). However, the financial information included herein may not reflect the combined financial position, operating results, changes in equity and cash flows of Sedco Forex in the future or what they would have been had Sedco Forex been a separate, stand-alone entity during the periods presented. All significant intercompany accounts and transactions within Sedco Forex have been eliminated.

  Because Sedco Forex historically did not operate as a separate, stand-alone entity, and in many cases Sedco Forex's results were included in the consolidated financial statements of Schlumberger on a divisional basis, there are no separate meaningful historical equity accounts for Sedco Forex. Changes in equity represent Schlumberger's contribution of its net investment in Sedco Forex after giving effect to the net earnings of Sedco Forex, dividends paid, plus net cash transfers to and from Schlumberger and other transfers from Schlumberger.

  Certain assets and liabilities included in these financial statements, primarily associated with employee benefits, income taxes and balances due to or from Schlumberger companies other than Sedco Forex, were retained by Schlumberger in accordance with the distribution agreement described below. In addition, certain financial matters were agreed to which limited debt and required a minimum cash level at the time of the audited pre-closing financial statements delivered prior to the distribution.

  Sedco Forex provided offshore drilling services with semisubmersibles, jackup rigs, dynamically positioned drillships and drilling tenders to customers throughout the world. Sedco Forex principally operated in one industry segment, offshore contract drilling services.

 Distribution to Shareholders and Merger with Transocean Offshore Inc.

  Effective July 12, 1999, Sedco Forex, Schlumberger, Transocean Offshore Inc. ("Transocean") and a wholly-owned subsidiary of Transocean entered into a merger agreement. At the same time, Schlumberger and Sedco Forex entered into a distribution agreement that provided for a series of combination transactions which included: the transfer of certain assets and liabilities between Sedco Forex and Schlumberger and the distribution of Sedco Forex stock to Schlumberger shareholders on December 30, 1999. On December 31, 1999 after the distribution, Sedco Forex merged with a wholly-owned subsidiary of Transocean and Schlumberger shareholders received shares of Transocean in exchange for their shares of Sedco Forex. Following the distribution and merger, Schlumberger shareholders owned approximately 52 percent of the outstanding ordinary shares of the combined company that was renamed Transocean Sedco Forex Inc. These historical combined financial statements are for a prior interim period and do not reflect the merger.

                          SEDCO FOREX HOLDINGS LIMITED
         NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS-(Continued)
                                  (Unaudited)


NOTE 2 - GENERAL

BASIS OF PRESENTATION - The accompanying condensed combined financial statements of Sedco Forex have been prepared without audit in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Commission. Accordingly, pursuant to such rules and regulations, these financial statements do not include all disclosures required by accounting principles generally accepted in the United States for complete financial statements. Operating results for the nine month period ended September 30, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999 or for any future period. In connection with the preparation of these financial statements, management was required to make estimates and assumptions that affect the reported amount of assets, liabilities, revenues, expenses and disclosure of contingent liabilities. Actual results could differ from such estimates. The accompanying condensed combined financial statements and notes thereto should be read in conjunction with the audited combined financial statements and notes thereto included within Exhibit 20.1 to the registrant's Current Report on Form 8-K filed November 9, 1999.

SUPPLEMENTARY CASH FLOW INFORMATION - Cash payments for interest and income taxes, net were $16.9 million and $26.8 million, respectively, for the nine months ended September 30, 1999 and $16.0 million and $21.3 million, respectively, for the nine months ended September 30, 1998.

CAPITALIZED INTEREST - Interest costs for the construction and upgrade of qualifying assets are capitalized. Sedco Forex capitalized interest costs on construction work in progress of $20.3 million and $4.5 million for the nine months ended September 30, 1999 and 1998, respectively.

INTERIM FINANCIAL INFORMATION - The financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods. Such adjustments are considered to be of a normal recurring nature unless otherwise identified.

NEW ACCOUNTING PRONOUNCEMENTS - In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB 133 to delay the required effective date for adoption of SFAS No. 133 to fiscal years beginning after June 15, 2000. Because of Sedco Forex's limited use of derivatives to manage its exposure to fluctuations in foreign exchange rates and interest rates, management does not anticipate that the adoption of the new statement will have a material effect on the results of operations or the financial position of Sedco Forex. Sedco Forex will adopt SFAS No. 133 as of January 1, 2001.

NOTE 3 - RELATED PARTY TRANSACTIONS

  In certain countries, Sedco Forex participated in Schlumberger's centralized treasury and cash processes. In these countries, cash was managed either through zero balance accounts or an interest-bearing offsetting mechanism. Cash disbursements for operations, acquisitions and other investments were funded as needed from Schlumberger.

  The combined financial statements include allocations of certain corporate expenses, including centralized research and engineering, legal, accounting, employee benefits, real estate, insurance, information technology services, treasury and other corporate and infrastructure costs. These allocations were determined on bases that Schlumberger and Sedco Forex considered to be a reasonable reflection of the utilization of services provided or the benefit received by Sedco Forex. The allocation methods included relative revenues, headcount, square footage, transaction processing costs, adjusted operating expenses and others. These allocations resulted in charges being recorded in Sedco Forex's results of operations as follows:

                          SEDCO FOREX HOLDINGS LIMITED
         NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS-(Continued)
                                  (Unaudited)


Nine Months Ended September 30,       1999      1998
----------------------------------   -------   -------
(In thousands)

Cost of services                     $41,158   $54,490
Research and engineering               3,445     2,450
General and administrative             5,534     7,060
                                     -------   -------
                                     $50,137   $64,000
                                     =======   =======

  At September 30, 1999 Sedco Forex had long-term debt from related parties of $495.7 million. These loans charged interest at rates based on fifty basis points over the LIBOR. These loans were used to finance both Sedco Forex's existing fleet of rigs and ongoing major construction projects. On December 31, 1999, Sedco Forex repaid this indebtedness to Schlumberger with proceeds from a loan from Transocean. Interest expense on these loans aggregated $20.7 million and $8.7 million for the nine months ended September 30, 1999 and 1998, respectively.

  The related party receivables and payables balances included in the combined balance sheet represent amounts arising from intercompany transactions entered into by Sedco Forex to settle outstanding customer and trade receivables and payables with other Schlumberger entities.

NOTE 4 - PRO FORMA EARNINGS PER SHARE

  Sedco Forex did not have a separate capital structure prior to the spin-off from Schlumberger and merger with Transocean. Accordingly, historical earnings per share has not been presented (see Note 1). Pro forma earnings per share for each period presented was calculated using the Transocean Sedco Forex shares issued pursuant to the merger agreement and the dilutive effect of Transocean Sedco Forex stock options granted to former Sedco Forex employees at the time of the merger, as applicable.

  The reconciliation of the numerator and denominator used for the computation of basic and diluted pro forma earnings per share is as follows:


Nine Months ended September 30,                            1999       1998
------------------------------------------------------   --------   ---------
(In thousands, except per share data)

Net income for basic and diluted earnings per share      $ 70,498    $250,464
                                                         --------    --------

Pro forma shares for basic earnings per share             109,564     109,564
Effect of dilutive securities:
 Employee stock options                                        72          72
                                                         --------    --------

Adjusted pro forma shares and assumed
 conversions for diluted earnings per share               109,636     109,636
                                                         ========    ========

Pro forma basic earnings per share                       $   0.64    $   2.29
                                                         --------    --------

Pro forma diluted earnings per share                     $   0.64    $   2.28
                                                         --------    --------

(b)  Pro Forma Financial Information

How We Prepared The Unaudited Pro Forma Financial Information

  The operating results data assume the spin-off and the merger were completed on January 1, 1998, and the balance sheet data assume the spin-off and the merger were completed on September 30, 1999.

  If Sedco Forex had been spun off and combined with Transocean in the past, Transocean Sedco Forex might have performed differently. You should not rely on the pro forma financial information as an indication of the financial position or results of operations that Transocean Sedco Forex would have achieved had the spin-off and merger taken place earlier or of the future results that Transocean Sedco Forex will achieve after the merger.

  The pro forma combined financial information of Transocean Sedco Forex was prepared using the purchase method, with Sedco Forex treated as the acquiror for accounting purposes. The assets and liabilities of Sedco Forex were recorded at historical amounts, without restatement to fair values. The assets and liabilities of Transocean were recorded at their preliminary estimated fair values at the date of merger, with the excess of the purchase price over the sum of such fair values recorded as goodwill. The preliminary estimated fair values are subject to change. Reclassifications were made to Sedco Forex historical amounts to conform to the pro forma presentation.

  The Transocean Sedco Forex unaudited condensed pro forma combined financial statements reflect a total purchase price of $2.99 billion, which was based on the calculated market capitalization of Transocean, using an average closing price of Transocean ordinary shares over the seven-day period commencing three days before July 12, 1999, the date the merger was announced, plus the estimated fair value of Transocean's stock options at the merger date, which were assumed by Transocean Sedco Forex.

Transaction-Related Expenses

  Transocean incurred fees and expenses totaling approximately $20 million in connection with the merger and related transactions, including amounts relating to change of control provisions under some of Transocean's benefit plans. None of these costs were included in calculating the purchase price. Sedco Forex's fees and expenses were immaterial. After the merger, Transocean Sedco Forex will incur certain additional charges and expenses relating to restructuring and integrating the operations of Sedco Forex and Transocean. Transocean did not adjust the pro forma information for these additional charges and expenses or for estimated general and administrative expense savings and operational efficiencies that may be realized as a result of the merger.

                             TRANSOCEAN SEDCO FOREX
              UNAUDITED CONDENSED PRO FORMA COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999

                                                   PRO FORMA
                              HISTORICAL         DISTRIBUTION         PRO FORMA                      PRO FORMA
                                SEDCO              AGREEMENT         SEDCO FOREX    HISTORICAL       PURCHASE        PRO FORMA
                                FOREX           ADJUSTMENTS(1)      BEFORE MERGER   TRANSOCEAN    ADJUSTMENTS(2)     COMBINED
                           ----------------   -------------------   -------------   -----------   ---------------   -----------
                                                                 (AMOUNTS IN THOUSANDS)
Cash and Cash Equivalents        $   25,560        $    9,440(1a)      $   35,000    $   26,363       $     --       $   61,363
Accounts Receivable                 159,714                --             159,714       165,046             --          324,760
Other Current Assets                152,043           (84,818)(1b)         67,225        51,105          5,224 (2a)     123,554
                                 ----------         ---------          ----------    ----------       --------       ----------
   Total Current Assets             337,317           (75,378)            261,939       242,514          5,224          509,677

Property and Equipment, Net       1,226,795                --           1,226,795     2,407,342        526,500 (2b)  4,160,637
Goodwill, net                            --                --                  --       661,798        446,788 (2c)  1,108,586
Other Assets                         60,016            (4,074)(1c)         55,942        62,193          8,908 (2d)    127,043
                                 ----------         ---------          ----------    ----------       --------       ----------
   Total Assets                  $1,624,128          $(79,452)         $1,544,676    $3,373,847       $987,420       $5,905,943
                                 ==========         =========          ==========    ==========       ========       ==========
Current Liabilities              $  337,283         $(107,628)(1d)        229,655       237,349          4,657 (2e)     471,661
Long-Term Debt                      568,644          (286,143)(1e)        282,501       711,270             --          993,771
Deferred Taxes and Other
  Credits                            98,324            (6,939)(1f)         91,385       267,100        152,815 (2f)     511,300
Shareholders' Equity                619,877           321,258 (1g)        941,135     2,158,128        829,948 (2g)   3,929,211
                                 ----------         ----------         ----------    ----------       --------       ----------
   Total Liabilities
     and Shareholders'
     Equity                      $1,624,128          $(79,452)         $1,544,676    $3,373,847       $987,420       $5,905,943
                                 ==========         ==========         ==========    ==========       ========       ==========

                    See Notes to the Transocean Sedco Forex
          Unaudited Condensed Pro Forma Combined Financial Statements.

                             TRANSOCEAN SEDCO FOREX
         UNAUDITED CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

                                                            HISTORICAL                        PRO FORMA
                                                  --------------------------------   ----------------------------
                                                      SEDCO FOREX       TRANSOCEAN   ADJUSTMENTS(2)     COMBINED
                                                  -------------------   ----------   ---------------   -----------
                                                            (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating Revenues                                          $516,840      $746,229      $     --      $1,263,069
                                                            --------      --------      --------      ----------
Costs and Expenses
  Operating and Maintenance                                  338,193       369,047            --         707,240
  Depreciation and Amortization                               96,908        97,177        29,841 (2h)    223,926
  General and Administrative                                  12,277        21,130            --          33,407
                                                            --------      --------       -------      ----------
                                                             447,378       487,354        29,841         964,573
                                                            --------      --------       -------      ----------
Operating Income (Expense)                                    69,462       258,875       (29,841)        298,496

Other Income (Expense), Net                                   (1,283)        8,471         4,097 (2i)     11,285
                                                            --------      --------      --------      ----------
Income Before Income Taxes                                    68,179       267,346       (25,744)        309,781
Income Taxes                                                  (2,319)       78,867        (6,755)(2j)     69,793
                                                            --------      --------      --------      ----------
Net Income                                                  $ 70,498      $188,479       (18,989)     $  239,988
                                                            ========      ========       =======      ==========
Earnings Per Share
  Basic                                                                     $1.88                            $1.14
                                                                          ========                      ==========
  Diluted                                                                    $1.87                           $1.14
                                                                          ========                      ==========
Weighted Average Shares Outstanding
  Basic                                                                    100,352       109,564 (3)       209,916
  Diluted                                                                  100,872       109,636 (4)       210,508

                    See Notes to the Transocean Sedco Forex
          Unaudited Condensed Pro Forma Combined Financial Statements.

                             TRANSOCEAN SEDCO FOREX
         UNAUDITED CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                          HISTORICAL                         PRO FORMA
                                             ----------------------------------   -----------------------------
                                                 SEDCO FOREX        TRANSOCEAN    ADJUSTMENTS(2)     COMBINED
                                             --------------------   -----------   ---------------   -----------
                                                         (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Operating Revenues                                    $1,090,523     $1,089,612     $     --        $2,180,135
                                                      ----------     ----------     --------        ----------
Costs and Expenses
  Operating and Maintenance                              562,565        484,439           --         1,047,004
  Depreciation and Amortization                          124,707        116,867       48,006 (2h)      289,580
  General and Administrative                              25,986         28,034           --            54,020
                                                      ----------     ----------      -------        ----------
                                                         713,258        629,340       48,006         1,390,604
                                                      ----------     ----------      -------        ----------
Operating Income (Expense)                               377,265        460,272      (48,006)          789,531

Other Income (Expense), Net                               (3,244)        26,874        8,202  (2i)      31,832
                                                      ----------     ----------     --------        ----------
Income Before Income Taxes                               374,021        487,146      (39,804)          821,363
Income Taxes                                              32,443        143,730       (9,676) (2j)     166,497
                                                      ----------     ----------     --------        ----------
Net Income                                            $  341,578     $  343,416      (30,128)       $  654,866
                                                      ==========     ==========      =======        ==========
Earnings Per Share
  Basic                                                                   $3.43                          $3.12
                                                                     ==========                     ==========
  Diluted                                                                 $3.41                          $3.11
                                                                     ==========                     ==========
Weighted Average Shares Outstanding
  Basic                                                                 100,083      109,564 (3)       209,647
  Diluted                                                               100,848      109,636 (4)       210,484

                    See Notes to the Transocean Sedco Forex
          Unaudited Condensed Pro Forma Combined Financial Statements.

                             TRANSOCEAN SEDCO FOREX
                     NOTES TO UNAUDITED CONDENSED PRO FORMA
                         COMBINED FINANCIAL STATEMENTS

   (Amounts in thousands, except for per share amounts or unless otherwise indicated)

(1) Represents the pro forma adjustments to the historical Sedco Forex balance sheet accounts as of September 30, 1999 to reflect the following transactions between Schlumberger and Sedco Forex required by the distribution agreement. These pro forma adjustments may not be indicative of the actual adjustments made prior to the spin-off.

  .   Cash was adjusted to the required minimum cash balance of $35 million;

  . Certain assets and liabilities included in the historical Sedco Forex accounts were retained by Schlumberger;

  .   Related party receivable and payable balances were settled;

  . Related party debt was adjusted to $435 million, less the capital expenditure shortfall, plus or minus the working capital adjustment; and

  . The net amount of the pro forma distribution was treated as an adjustment to the total equity of Sedco Forex.

  A summary of the pro forma distribution agreement adjustments by balance sheet caption is as follows:

    (a) Cash and cash equivalents -- Represents the estimated cash adjustment to reduce cash to the $35 million required minimum cash balance.

    (b) Other current assets -- A reconciliation of the pro forma distribution agreement adjustments to other current assets is as follows:

   Other current assets retained by Schlumberger             $ (1,108)
   Settlement of related party receivables                    (83,710)
                                                             --------
                                                             $(84,818)
                                                             =========

    (c) Other assets -- Represents deferred tax assets retained by Schlumberger.

    (d) Current liabilities -- A reconciliation of the pro forma distribution agreement adjustments to current liabilities is as follows:

   Employee benefit liabilities retained by Schlumberger      $ (27,100)
   Other current liabilities retained by Schlumberger            (9,157)
   Settlement of bank overdrafts                                 (5,353)
   Settlement of related party payables                         (66,018)
                                                              ---------
                                                              $(107,628)
                                                              =========

    (e) Long-term debt -- A reconciliation of the pro forma distribution agreement adjustments to long-term debt is as follows:

   Reduction in related party debt due to capital expenditure
     shortfall                                                       $(126,050)
   Reduction in related party debt due to working capital
     adjustment                                                        (10,164)
   Adjustment of related party debt as required by the
     distribution agreement                                           (149,929)
                                                                    ----------
                                                                    $ (286,143)
                                                                    ==========

    The capital expenditure shortfall was calculated as the amount by which actual capital expenditures were less than the forecasted expenditures for 1999, and resulted in an equivalent reduction in the amount of debt that was permitted at the date of the spin-off of Sedco Forex from Schlumberger. The capital expenditure shortfall included above was calculated using expenditures through the pro forma balance sheet date of September 30,

                             TRANSOCEAN SEDCO FOREX
              NOTES TO UNAUDITED CONDENSED PRO FORMA-(Continued)
                         COMBINED FINANCIAL STATEMENTS




  1999. Permitted debt at December 31, 1999 was increased by the amount of capital expenditures after September 30, 1999 and prior to the distribution date.

    (f) Deferred taxes and other credits -- A reconciliation of the pro forma distribution agreement adjustments to deferred taxes and other credits is as follows:

   Postretirement benefit liability retained by Schlumberger     $(3,866)
   Other employee-related liabilities retained by Schlumberger    (3,073)
                                                                 =-------
                                                                 $(6,939)
                                                                 ========

    (g) Shareholders' equity -- A reconciliation of the pro forma distribution agreement adjustments to shareholders' equity is as follows:


   Net liabilities to be retained by Schlumberger                                  $ 38,014
   Cash adjustment for required minimum cash balance, net of  bank overdrafts        14,793
   Reduction in related party debt due to capital expenditure shortfall             126,050
   Reduction in related party debt due to working capital adjustment                 10,164
   Settlement of related party balances                                             132,237
                                                                                   --------
                                                                                   $321,258
                                                                                   ========

   (2) A summary of the pro forma purchase price allocation and other adjustments to effect the merger is as follows. The pro forma purchase price allocation may not be indicative of the actual allocation made in the merger.

    (a) Other current assets -- A reconciliation of the pro forma adjustments to other current assets is as follows:

   Fair value adjustment of prepaid periodic survey and drydock costs   $ 9,884
   Adjustment of deferred tax assets for the net effect of pro forma
     adjustments                                                         (4,660)
                                                                        -------
                                                                        $ 5,224
                                                                        =======

    (b) Property and equipment, net -- Represents the adjustment needed to record Transocean's property and equipment at estimated fair value.

    (c) Goodwill -- The merger was accounted for as a purchase, with Sedco Forex as the acquiror for accounting purposes. The adjusted pro forma goodwill amount reflects 100% of the excess purchase price over the preliminary estimated fair values of Transocean's assets and liabilities (see Note 2(g)). The goodwill calculation reflects the actual purchase price of $2.99 billion, based on the $2.94 billion calculated market capitalization of Transocean, using an average closing price of Transocean ordinary shares over the seven-day period commencing three days before July 12, 1999, the date the merger was announced, plus the $0.05 billion estimated fair value at the merger date of Transocean stock options. The calculated purchase price is for accounting purposes only and is not indicative of the value of Transocean ordinary shares received by shareholders of Sedco Forex in connection with the merger. The recording of goodwill and the associated amortization period of 40 years are supported by the nature of the offshore drilling industry, long-lived drilling equipment and the long-standing relationships with core customers.

    (d) Other assets -- Represents the adjustment needed to record Transocean's defined benefit pension asset at estimated fair value.

                             TRANSOCEAN SEDCO FOREX
              NOTES TO UNAUDITED CONDENSED PRO FORMA-(Continued)
                         COMBINED FINANCIAL STATEMENTS


    (e) Current liabilities -- A reconciliation of the pro forma adjustment to current liabilities is as follows:


   Fair value adjustment of Transocean's interest rate swap agreements, net      $  4,200
   Fair value adjustment of accrued periodic survey and drydock costs             (13,893)
   Effect of change of control provisions in Transocean's bonus plan                2,500
   Fees payable associated with the merger                                         11,850
                                                                                 --------
                                                                                 $  4,657
                                                                                 ========

    (f) Deferred taxes and other credits -- A reconciliation of the pro forma adjustments to deferred taxes and other credits is as follows:

   Fair value adjustment of Transocean's defined benefit pension liabilities          $ 11,135
   Adjustment of deferred tax assets for the net effect of pro forma adjustments       141,680
                                                                                      --------
                                                                                      $152,815
                                                                                      ========

    (g) Shareholders' equity -- Represents the difference between the purchase price (see Note 2(c)) and the book value of the net assets of Transocean at the pro forma balance sheet date.

    The purchase price was allocated based upon the estimated fair values of Transocean assets and liabilities as of September 30, 1999. For purposes of the Unaudited Condensed Pro Forma Combined Financial Statements, the purchase price was allocated as follows:

   Historical net book value of Transocean                                             $2,158,128
   Fair value adjustment of property and equipment, net                                   526,500
   Effect of change of control provisions in Transocean's bonus plan                       (2,500)
   Fair value adjustment of Transocean's interest rate swap agreements, net                (4,200)
   Fair value of additional liabilities associated with the merger                        (11,850)
   Fair value adjustment of Transocean's defined benefit plans, net                        (2,227)
   Fair value adjustment of prepaid and accrued periodic survey and drydock costs          23,777
   Deferred income tax effect of pro forma adjustments, net                              (146,340)
   Goodwill                                                                               446,788
                                                                                       ----------
             Total purchase price                                                      $2,988,076
                                                                                       ==========

    (h) Depreciation and amortization -- A reconciliation of the pro forma adjustment to depreciation and amortization is as follows:

                                                                   PRO FORMA            PRO FORMA
                                                               NINE MONTHS ENDED       YEAR ENDED
                                                               SEPTEMBER 30, 1999   DECEMBER 31, 1998
                                                               ------------------   -----------------
   Additional depreciation resulting from the
     adjustment to fair value of Transocean's
     property and equipment                                               $23,269             $39,333
   Amortization of goodwill resulting from the
     merger over a 40-year estimated life - see Note 2(c)                   6,572               8,673
                                                                          -------             -------
        Total pro forma adjustment to depreciation
            and amortization                                              $29,841             $48,006
                                                                          =======             =======

    (i) Other income (expense), net -- Represents the elimination of interest expense associated with related party debt offset by interest expense on the remaining debt owed to Schlumberger at an assumed rate of 5.65 percent for the nine months ended September 30, 1999 and 5.6875 percent for the year ended December 31, 1998 and a reduction of interest income associated with the reduction in cash balances. The remaining debt balance owed to Schlumberger was refinanced immediately following the merger.

                             TRANSOCEAN SEDCO FOREX
              NOTES TO UNAUDITED CONDENSED PRO FORMA-(Continued)
                         COMBINED FINANCIAL STATEMENTS


    (j) Income taxes -- Represents the incremental benefit from U.S. and foreign income taxes related to pro forma adjustments. The amortization of goodwill and the incremental interest income and expense adjustments were assumed to be nondeductible for tax purposes.

   (3) Basic earnings per share -- The adjustment to pro forma basic shares outstanding represents the total Transocean shares issued pursuant to the merger agreement.

   (4) Diluted earnings per share -- The adjustment to pro forma diluted shares outstanding is the sum of the pro forma basic shares outstanding and the dilutive effect of Transocean Sedco Forex stock options granted to certain Sedco Forex employees.

                            TRANSOCEAN SEDCO FOREX
                      SUPPLEMENTAL FINANCIAL INFORMATION

  In reviewing the Unaudited Condensed Pro Forma Combined Financial Statements, the additional supplemental financial information discussed below should be considered.

 Related Party Transactions

  Sedco Forex paid insurance premiums to third-party insurance companies for some risks where the insurance risk was then assumed by a wholly-owned affiliate of Schlumberger through a reinsurance program. Transocean Sedco Forex did not continue this insurance program following the merger. The historical Sedco Forex financial statements included insurance expense of approximately $17 million for the nine months ended September 30, 1999 and $55 million for the year ended December 31, 1998 for this insurance program.

  Schlumberger cost allocations for research and engineering and general and administrative expenses, which amounted to $9 million for the nine months ended September 30, 1999 and $13 million for the year ended December 31, 1998, will not be incurred by Transocean Sedco Forex following the merger. However, some of this expense reduction will be offset by the costs incurred by Transocean Sedco Forex to replace these services through contractual arrangements with Schlumberger or other third parties. The cost of these contractual arrangements or the increased Transocean Sedco Forex overhead to replace these services, to the extent they are continued, cannot be reasonably estimated at this time. However, Transocean Sedco Forex expects that some level of cost savings will be achieved.

 Depreciation Expense

  Depreciation expense of $97 million for the nine months ended September 30, 1999 and $125 million for the year ended December 31, 1998 was included in the Sedco Forex historical financial statements. As a result of the merger, Transocean Sedco Forex has conformed the estimated lives of the Sedco Forex rigs and associated equipment to those used by Transocean for similar assets. Since the useful lives used by Transocean are generally longer than those used by Sedco Forex, the result will be lower depreciation expense. The change in estimated lives would have reduced historical Sedco Forex depreciation expense by approximately $51 million for the nine months ended September 30, 1999 and approximately $62 million for the year ended December 31, 1998.

(c)      Exhibits.

    *2.1   --   Agreement and Plan of Merger (incorporated by reference to Annex A to the
                Joint Proxy Statement/Prospectus dated October 27, 1999 included in
                Transocean's Registration Statement on Form S-4 (Registration No. 333-89727))
    *2.2   --   Distribution Agreement (incorporated by reference to Annex B to the Joint
                Proxy Statement/Prospectus dated October 27, 1999 included in Transocean's
                Registration Statement on Form S-4 (Registration No. 333-89727))
   **4.1   --   Memorandum of Association of Transocean Sedco Forex Inc., as amended
   **4.2   --   Articles of Association of Transocean Sedco Forex Inc., as amended
    **27   --   Financial Data Schedule
  **99.1   --   Transocean Press Release dated December 31, 1999
  **99.2   --   Certificate of Incorporation on Change of Name to Transocean Sedco Forex Inc.
  **99.3   --   Certificate of Merger

--------------------
*   Incorporated by reference as indicated.
**  Filed previously.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              TRANSOCEAN SEDCO FOREX INC.



Date: April 4, 2000           By: /s/Robert L. Long
                                 ------------------
                                 Name: Robert L. Long
                                 Title: Chief Financial Officer

                                 EXHIBIT INDEX

    *2.1   --   Agreement and Plan of Merger (incorporated by reference to Annex A to the
                Joint Proxy Statement/Prospectus dated October 27, 1999 included in
                Transocean's Registration Statement on Form S-4 (Registration No. 333-89727))
    *2.2   --   Distribution Agreement (incorporated by reference to Annex B to the Joint
                Proxy Statement/Prospectus dated October 27, 1999 included in Transocean's
                Registration Statement on Form S-4 (Registration No. 333-89727))
   **4.1   --   Memorandum of Association of Transocean Sedco Forex Inc., as amended
   **4.2   --   Articles of Association of Transocean Sedco Forex Inc., as amended
    **27   --   Financial Data Schedule
  **99.1   --   Transocean Press Release dated December 31, 1999
  **99.2   --   Certificate of Incorporation on Change of Name to Transocean Sedco Forex Inc.
  **99.3   --   Certificate of Merger

--------------------
*   Incorporated by reference as indicated.
**  Filed previously.